Exhibit 99.1

Syncona to Acquire Applied Genetic Technologies Corporation

Upfront consideration in cash of $0.34 per share representing a premium of approximately 42% over AGTC’s closing stock price on October 21, 2022

Total consideration of up to $1.07, including up to $0.73 per CVR, representing a premium of up to approximately 344% over AGTC’s closing stock price on October 21, 2022

AGTC’s Board has examined all alternative options for the future of AGTC and believes this transaction clearly delivers the best value for shareholders

Given the state of equity and other funding markets, AGTC sees significant challenges in funding ongoing operations beyond 2022

Syncona and AGTC to host conference call on October 24, 2022 at 7:30 a.m. ET

GAINESVILLE, Florida and CAMBRIDGE, Massachusetts, October 23, 2022 – Applied Genetic Technologies Corporation (Nasdaq: AGTC), a clinical-stage biotechnology company focused on the development and commercialization of adeno-associated virus (AAV)-based gene therapies for the treatment of rare and debilitating diseases with an initial focus on inherited retinal diseases (IRDs), today announced that it has entered into a definitive agreement pursuant to which a newly established portfolio company of Syncona Limited (LON: SYNC), a leading healthcare company focused on founding, building and funding global leaders in life science, will acquire AGTC, through a tender offer, for approximately $23.5 million ($0.34 per share) in cash at the closing of the transaction plus potential future aggregate cash payments of up to $50.0 million (up to $0.73 per share) pursuant to contingent value rights (CVRs). The board of directors of AGTC unanimously recommends that the shareholders of AGTC tender their shares in the tender offer once it is commenced.

“This transaction represents an attractive upfront cash offer to shareholders at a premium of approximately 42% to the current share price, with the potential to receive future upside based on the clinical success of XLRP and other pipeline assets through CVRs,” said Dr. Scott Koenig, Chairman of AGTC’s board of directors. “Our board and leadership team evaluated all alternative options to progress AGTC-501. Given the state of equity and other funding markets, we see significant challenges in funding ongoing operations beyond 2022. We believe that this transaction clearly will deliver the best value to our shareholders. AGTC’s board of directors has unanimously approved the offer and strongly encourages shareholders to tender their shares.”

“Our team has completed groundbreaking work for patients living with devastating retinal diseases,” said Sue Washer, President and Chief Executive Officer of AGTC. “This transaction allows continued progress in advancing an important therapy for XLRP patients while also maximizing immediate and potential long-term value to our shareholders. On closing, AGTC will be Syncona’s third company focused on retinal gene therapy, and we look forward to transitioning AGTC-501 to Syncona’s experienced stewardship with the goal of advancing this differentiated product candidate to patients with XLRP.”

“We share AGTC’s passion in developing life changing treatments for patients with diseases with no currently approved therapies,” said Chris Hollowood, Chief Investment Officer of Syncona Investment Management Limited. “Syncona has significant expertise in AAV gene therapy, and in particular, a strong track record of building retinal gene therapy businesses. We believe AGTC’s XLRP program has the potential to be a best-in-class product that could transform the lives of patients suffering with this devastating blinding condition.”

Under the terms of the definitive agreement, an indirect subsidiary of Syncona Limited will initiate a tender offer to acquire all outstanding shares of AGTC common stock. The upfront cash consideration in the transaction will consist of $0.34 per share of AGTC common stock (including common stock underlying restricted stock units and in-the-money stock options). AGTC equity holders will also receive in the transaction, for each share of AGTC common stock, one non-tradeable CVR. The holders of the CVRs will be entitled to receive payments of up to an additional $50.0 million in the aggregate upon the achievement of certain milestones related to transactions involving AGTC’s assets and regulatory and commercial milestones related to AGTC’s products. The $0.34 per share represents a premium of approximately 42% and the potential for up to $1.07 per share (inclusive of the potential CVR value) represents a premium of up to approximately 344% over AGTC’s closing stock price on October 21, 2022.

Under the terms of the definitive agreement, any shares not tendered in the tender offer will be acquired in a second-step merger at the same cash price as paid in the tender offer. The closing of the transaction is subject to customary closing conditions, including that the number of shares validly tendered and not validly withdrawn represents a majority of all shares of AGTC common stock then outstanding (treating as outstanding the shares underlying outstanding restricted stock units) plus the aggregate number of shares issuable to holders of stock options and warrants in respect of which AGTC has received notices of exercise prior to the expiration of the tender offer. Upon the closing of the transaction, the shares of AGTC’s common stock will no longer be listed on any public market. Subject to certain limited exceptions, the CVRs will be non-transferable. There can be no assurance that any contingent payments will be paid. Syncona plans to finance the upfront cash consideration in the transaction with cash on hand.

The transaction was unanimously approved by AGTC’s board of directors and is expected to close in the fourth quarter of 2022. All of the members of AGTC’s board of directors and the executive officers of AGTC entered into a tender and support agreement with respect to all of the shares of AGTC common stock and/or stock options held by such persons (representing in the aggregate less than 1% of AGTC’s equity), pursuant to which each such person agreed, among other things, to vote against other proposals to acquire AGTC and, subject to certain exceptions, to tender such person’s AGTC shares pursuant to the tender offer.

MTS Health Partners, L.P. is acting as financial advisor to AGTC in connection with the transaction. Foley Hoag LLP is acting as legal advisor to AGTC in connection with the transaction. BTIG LLC is acting as financial advisor to Syncona and Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. is acting as legal advisor to Syncona in connection with the transaction.

Conference Call and Webcast

Syncona and AGTC will host a conference call and webcast to review the details of the transaction on October 24, 2022 at 7:30 a.m. ET. To access the call, dial 877-407-6184 (U.S. participants) or 201-389-0877 (non-U.S. participants). A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events-and-presentations.

Please log in approximately 10 minutes prior to the scheduled start time. The archived webcast will be available in the Events and Presentations section of AGTC’s website following the call.

About Syncona

Syncona’s purpose is to invest to extend and enhance human life. We do this by founding and building companies to deliver transformational treatments to patients in areas of high unmet need. Our strategy is to found, build and fund companies around exceptional science to create a diversified portfolio of 15-20 globally leading healthcare businesses for the benefit of all our stakeholders. We focus on developing treatments for patients by working in close partnership with world-class academic founders and management teams. Our balance sheet underpins our strategy enabling us to take a long-term view as we look to improve the lives of patients with no or poor treatment options, build sustainable life science companies and deliver strong risk-adjusted returns to shareholders.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is designing and constructing critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs in XLRP and ACHM CNGB3 leverage its technology platform to potentially improve vision for patients with inherited retinal diseases. Its preclinical programs build on AGTC’s AAV manufacturing technology and scientific expertise. AGTC is advancing multiple pipeline candidates to address substantial unmet clinical needs in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Bionic Sight, Inc., an innovator in the emerging field of optogenetics and retinal coding, and Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology.

Important Information for Stockholders of Applied Genetic Technologies Corporation

The tender offer for the outstanding shares of AGTC referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that subsidiaries of Syncona Limited will file with the Securities and Exchange Commission (SEC). At the time the tender offer is commenced, subsidiaries of Syncona Limited will file tender offer materials on Schedule TO, and, thereafter, AGTC will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF AGTC COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF AGTC COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of AGTC common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by contacting Georgeson LLC, Syncona’s Information Agent, at 800-279-6913 or 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

Forward-looking Statements

Statements in this press release regarding the proposed transactions between Syncona and AGTC, the expected timeline for completing the transactions, the anticipated contingent value right payments, future financial and operating results and benefits and synergies of the transaction, future opportunities for the combined company and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed transactions may not be completed in a timely manner, or at all; the failure to satisfy all of the closing conditions of the proposed transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the tender offer thereunder; the effect of the announcement or pendency of the proposed transactions on both Syncona’s and AGTC’s businesses, operating results and relationships with customers, suppliers, competitors and others; the risk that the proposed transactions may disrupt Syncona’s and AGTC’s current plans and business operations; potential difficulties retaining employees as a result of the proposed transactions; risks related to the diverting of management’s attention from AGTC’s ongoing business operations; the outcome of any legal proceedings that may be instituted against AGTC related to the merger agreement or the tender offer thereunder; risks relating to product development and commercialization and demand for AGTC’s products (and, as such, uncertainty that the milestones for the contingent value right payments may not be achieved); risks associated with competition; and other commercial and risks discussed in the

“Risk Factors” section of AGTC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022. In addition, the forward-looking statements included in this press release represent AGTC’s views as of October 23, 2022. It is anticipated that subsequent events and developments will cause such views to change. However, while they may elect to update these forward-looking statements at some point in the future, AGTC specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing AGTC’s views as of any later date.

Applied Genetic Technologies Corporation Contacts:

IR Contact:

David Carey

Lazar FINN Partners

T: (212) 867-1768

david.carey@finnpartners.com

Corporate Contact:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com